Exhibit 10.71

THIS NOTE AND THE SECURITIES OBTAINABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

EDIETS.COM, INC.

SENIOR PROMISSORY NOTE

US$1,500,000	November 16, 2012

FOR VALUE RECEIVED, the undersigned, eDiets.com, Inc., a Delaware corporation (the “Company”), hereby promises to pay, without setoff or counterclaim (except as expressly provided herein), on the terms and conditions of this Senior Promissory Note (as it may be amended from time to time, this “Note”), to the order of AS SEEN ON TV, INC., a Florida corporation (together with its permitted successors, assigns and tranferees, the “Holder”), the lesser of (a) the principal amount of One Million Five Hundred Thousand United States Dollars (US$1,500,000) with interest thereon as set forth herein, or (b) the aggregate unpaid principal amount of all advances (each a “draw”) made by the Holder to the Company from time to time hereunder (such lesser amount, the “Principal Amount”), with interest thereon as set forth herein, on the earlier to occur of (i) the Maturity Date and (ii) when declared due and payable by the Holder in writing upon the occurrence of an Event of Default.

Subject to the terms and conditions of this Note, the Company shall have the right to draw upon this Note (a) on the date hereof, an amount equal to Seven Hundred Fifty Thousand United States Dollars (US$750,000), and (b) upon a subsequent draw request by the Company, an amount equal to Seven Hundred Fifty Thousand United States Dollars (US$750,000). The aggregate principal amount of all draws under this Note shall not exceed One Million Five Hundred Thousand United States Dollars (US$1,500,000). The Holder shall deliver the amount of any draw to the Company on the requested date of the draw by wire transfer or such other means as is mutually agreed by the Holder and the Company; provided that the Company shall provide the Holder with written notice of any additional draw hereunder at least ten (10) days prior to the requested date of such additional draw. The date and amount of each draw made by the Holder to the Company, and each payment made on account of the Principal Amount, shall be recorded by the Holder on its books and, prior to any transfer of this Note, endorsed by the Holder on a schedule attached hereto or any continuation thereof; provided that the failure of the Holder to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under this Note in respect of the draws made hereunder.

All capitalized terms used and not otherwise defined in this Note shall have the respective meanings set forth in the Merger Agreement (as defined below).

SECTION 1.

DEFINITIONS

1.1.	Definitions. In this Note, unless the context otherwise requires, the following words and expressions have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means the rate equal to the Interest Rate plus 6.0% per annum or the highest permissible rate permitted by law.

“Event of Default” has the meaning given such term in Section 8.1.

“Indebtedness” means, with respect to a specified Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (e) all capitalized lease obligations of such Person; (f) all aggregate mark-to-market exposure of such Person under hedging agreements; (g) all obligations referred to in clauses (a) through (f) of this definition of another Person guaranteed by the specified Person or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by the specified Person, whether or not the specified Person has assumed or become liable for the payment of such Indebtedness.

“Interest Rate” means twelve percent (12%) per annum.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Maturity Date” means the date that is ten (10) Business Days following the earlier to occur of (i) the closing date of the Merger Agreement; (ii) March 31, 2013; or (iii) an Event of Default.

“Merger Agreement” means that certain Agreement and Plan of Merger dated October 31, 2012 by and among the Company, the Holder and eDiets Acquisition Company, a Delaware corporation.

“Original Note” means that certain Senior Promissory Note dated September 6, 2012 issued by the Company to the Holder in the original principal amount of US$500,000

“Other Notes” means the related party obligations in the aggregate principal amount of $800,000 as disclosed under the Merger Agreement.

“Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental charges that are not yet due and payable or are being contested in good faith by appropriate proceedings and as to which the Company has set aside adequate reserves; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable; (c) Liens to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than capitalized leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; (d) any attachment or judgment Lien (provided that such Lien does not result in an Event of Default hereunder); and (e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company (provided that such Liens do not, in the aggregate, materially detract from the value of such property).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Amount” has the meaning given such term in the first introductory paragraph hereof.

1.2.	Headings. Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

SECTION 2.

INTEREST

2.1.	Interest

(a)	This Note shall bear interest at the Interest Rate on the outstanding Principal Amount commencing on the date hereof through payment in full of this Note. Interest shall accrue on a daily basis, and accrued interest shall be due and payable in cash at the time of payment of all or any portion of the Principal Amount. Interest shall be calculated on the basis of a 360 day year and the actual number of days elapsed during which it accrues. Interest shall compound annually on the anniversary of the issuance of this Note.

(b)	Upon written notice by the Holder to the Company of the occurrence of any Event of Default and after any applicable cure period as described in Section 8.1, the outstanding balance of the Principal Amount shall bear interest at the Default Rate commencing on the date of notice to the Company of such Event of Default. Such default interest shall be payable on demand, and shall accrue on the outstanding Principal Amount until the earlier of (i) waiver or cure (to the reasonable satisfaction of the Holder) of the applicable Event of Default, (ii) agreement of the Holder to rescind the charging of interest at the Default Rate, or (iii) paid in full.

SECTION 3.

PAYMENT

3.1.	Repayment. A single and final payment of the entire outstanding Principal Amount, accrued interest and other amounts payable hereunder shall be due and payable in full on the Maturity Date.

3.2.	Optional Prepayment. The Company shall be permitted to prepay this Note, in whole or in part at any time prior to the Maturity Date. All partial prepayments hereunder shall be applied first to accrued and unpaid interest and thereafter to the outstanding Principal Amount, and shall reduce the total amount owed by the Company on the Maturity Date accordingly.

3.3.

Manner of Payment. Each payment in cash by the Company on account of all or any portion of the Principal Amount or accrued interest hereunder and any other amount owed to the Holder under this Note shall be made not later than 1:00 p.m. (Florida time) on the date specified for payment under this Note to the Holder at its office located at the address for notices as provided in Section 11.1 below, by wire transfer to an account designated by the Holder in writing or as otherwise directed by the Holder, in lawful money of the United States of America in immediately available funds. Any payment received by the Holder after 1:00 p.m. (Florida time) shall be deemed received on the next Business Day. Receipt by the Holder at or prior to 1:00 p.m. (Florida time) on any Business Day shall be deemed to constitute receipt by the Holder on such Business Day.

SECTION 4.

SENIORITY

The indebtedness evidenced by this Note and the payment of the Principal Amount and Interest shall: (i) be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness of Company incurred following the date of this Note, and (ii) rank pari passu to the Original Note and the Other Notes and subject to the “Conditions Precedent” provided under the Merger Agreement. “Senior,” as used herein, shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note (after giving effect to “cure” provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization or similar proceedings relating to the Company, all sums payable on this Note shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of Company shall be paid over to Holder for application to the payment hereof, unless and until the obligations under this Note (which shall mean the Principal Amount, interest and any costs and expenses payable under this Note) shall have been paid and satisfied in full.

SECTION 5.

CONDITIONS PRECEDENT TO DRAWS

The obligation of the Holder to honor any request for a draw is subject to the following conditions precedent:

5.1.	Representations and Warranties of the Company. The representations and warranties of the Company set forth in Section 6 shall be true and correct in all respects on and as of the date of such draw (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

5.2.	Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Note on or prior to the date of such draw;

5.3.	Event of Default. No Event of Default or default that with the passage of time would constitute an Event of Default shall exist, or would result from such proposed draw or from the application of the proceeds therefrom; and

5.4.	Certificate. The Holder shall have received a certificate signed by an officer of the Company in the form attached hereto as Annex A.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

In order to induce the Holder to enter into this Note, the Company hereby represents and warrants to the Holder that:

6.1.	Organization, Qualifications. The Company is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority individually or in the aggregate, would reasonably be expected to have a material adverse effect (“Material Adverse Effect”) on the properties, assets, liabilities or results of operations of the Company, taken as a whole.

6.2.	Corporate Authority; Approval; Validity. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Note. This Note has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its respective terms.

6.3.	Governmental Filings; No Violations. No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental entity, in connection with the execution, delivery and performance of this Note by the Company and the consummation of the transactions contemplated hereby other than filings made with the U.S. Securities and Exchange Commission. The execution, delivery and performance of this Note by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company, (b) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company pursuant to any contract binding on the Company or under any law to which the Company is subject, (c) the loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person being required in respect of, the Company’s right to own or use any intellectual property, or (d) any change in the rights or obligations of any party under any contract binding on the Company.

SECTION 7.

COVENANTS

7.1.	Affirmative Covenants. The Company covenants to the Holder that, from the date hereof until all amounts owing hereunder have been paid in full, the Company shall:

(a)	punctually pay the Principal Amount and/or any interest payable on this Note, and any other amount due and payable under this Note in the manner specified in this Note;

(b)

give written notice promptly to the Holder of: (i) any condition or event that constitutes an Event of Default, (ii) any written notice from any Person to the Company or any of its subsidiaries with respect to any claimed default or event of default under any material contract, (iii) any material litigation filed or threatened against the Company or any of its subsidiaries, (iv) any notice of material default given by any counterparty to the Company or any of its subsidiaries under any contract such counterparty has with the Company or any of its subsidiaries, or (v) the occurrence of any event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case which notice includes a certificate specifying the nature and period of existence of such condition or event, or specifying the notice given or action taken by any such Person and the nature of such claimed default or event of default, event or condition, and what action the Company or its applicable subsidiary has taken, is taking and proposes to take with respect thereto;

(c)	preserve and maintain its and its subsidiaries’ legal status, rights, franchises and privileges in the jurisdiction of its and their respective organization and qualify and remain qualified as a foreign corporation or other entity, as applicable, in each jurisdiction in which such qualification is necessary or desirable in view of its and their respective businesses and operations or the ownership or lease of its and their respective properties, except in each case where the failure to maintain such existence, rights, franchises, privilege or qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)	comply in all material respects with the requirements of all (i) applicable laws and (ii) contractual obligations of the Company and its subsidiaries, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)	execute and deliver, or cause to be executed and delivered, upon the request of the Holder and at the Company’s expense, such additional documents, instruments and agreements as the Holder may determine to be reasonably necessary to carry out the provisions of this Note and the transactions and actions contemplated hereunder;

(f)	maintain proper books of record and account, in which entries that are full, true and correct in all respects and are in conformity with applicable accounting principles consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company and its subsidiaries; and

(g)	timely file all current and periodic reports with the Securities and Exchange Commission.

7.2.	Negative Covenants. Without limiting any other provision of this Note, except as otherwise provided under the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, do or take any action on or following the date hereof with respect to any of the following:

(a)	issue notes or otherwise incur any Indebtedness for borrowed money after the date hereof without the prior written consent of the Holder other than any Indebtedness the proceeds of which are used to prepay this Note in whole or in part;

(b)	create, incur, assume or permit to exist, directly or indirectly, any (i) Lien securing Indebtedness for borrowed money except Permitted Liens and (ii) Liens securing obligations other than Indebtedness for borrowed money;

(c)	cease to conduct or carry on the business of the Company or its subsidiaries substantially as conducted on the date hereof or as proposed to be conducted or materially change any part of its business activities or take any action that would result in a Material Adverse Effect;

(d)	effect the sale, transfer or license, in a single transaction or a series of transactions, of any material assets;

(e)	avoid or seek to avoid the observance or performance of any of the terms of this Note through any reorganization, recapitalization, transfer of assets or other voluntary action;

(f)	(i) liquidate or dissolve, consolidate with, or merge into or with, any other corporation (provided that this clause (i) shall not prohibit a merger or consolidation involving only the Company and one or more of its subsidiaries pursuant to which the Company is the surviving party); or (ii) purchase or otherwise acquire all or substantially all of the capital stock or assets of any Person (or of any division or business unit thereof); or

(g)	declare or make, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in the Company or any of its subsidiaries, or any payment (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of such equity interest, or on account of any return of capital to the holders of equity interests of the Company or its subsidiaries, in each case without the prior written consent of the Holder.

SECTION 8.

EVENTS OF DEFAULT

8.1.	Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)	the Company shall fail to pay any of the Principal Amount of or accrued interest under this Note when due in accordance with the terms hereof;

(b)	the Company shall fail to pay any amount (other than the Principal Amount or accrued interest) that is payable hereunder, when due in accordance with the terms hereof and such failure of payment has continued for Five (5) Business Days after being notified of such failure by the Holder;

(c)	the Company shall fail to pay any amount that is payable under the Original Note when due in accordance with the terms of the Original Note;

(d)	any representation, warranty, certification or statement made by or on behalf of the Company in this Note shall have been incorrect, misleading or false when made and such inaccuracy has continued for five (5) Business Days after the earlier of (i) the date on which the Company becomes aware of such inaccuracy and (ii) the date on which the Company has been notified of such inaccuracy in writing by the Holder;

(e)	the Company shall default in the due observance or performance of any covenant, condition, agreement or provision contained in this Note and (other than with respect to the covenants made in Section 7.2 for which no cure period shall apply) such breach has continued for five (5) Business Days after the earlier of (i) the date on which the Company becomes aware of such inaccuracy and (ii) the date on which the Company has been notified of such inaccuracy in writing by the Holder;

(f)	except as otherwise provided under the Merger Agreement, any Person or group of Persons other than the Holder or its subsidiaries shall have acquired a majority of the issued and outstanding capital stock of the Company or otherwise shall have acquired a majority of the voting power of the Company;

(g)	(1) the Company or any of its subsidiaries shall commence any case, proceeding or other action (a) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (2) there shall be commenced against the Company or any of its subsidiaries any case, proceeding, petition or other action of a nature referred to in clause (1) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed or unstayed for a period of seven (7) days; or (3) there shall be commenced against the Company or any of its subsidiaries any case, proceeding, petition or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, or seeking appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any substantial part of its assets, in each case that results in the entry of an order for any such relief or appointment that shall not have been vacated, discharged or stayed within sixty (60) days after the entry thereof; (4) the Company or any of its subsidiaries shall (a) make a general assignment for the benefit of its creditors, or (b) shall admit its inability to pay its debts when they become due; (5) there shall be any order, judgment or decree entered against the Company or any of its subsidiaries decreeing the dissolution or split up of the Company or any of its subsidiaries and such order shall remain undismissed or unstayed for a period in excess of sixty (60) days; or (6) the Company or any of its subsidiaries shall cease to carry on all or any substantial part of its business in the ordinary course;

(h)	the Company or any of its subsidiaries forfeits or is otherwise deprived of any permits, easements, consents or licenses required to carry on any material portion of its business, or the Company or any of its subsidiaries files for, or an event occurs, which can reasonably be expected to result in the Company’s or any of its subsidiaries’ dissolution or termination;

(i)	there is entered against the Company or its subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding $50,000 and such judgment or order shall remain unsatisfied or without a stay in respect thereof for a period of sixty (60) days;

(j)	the Company or any of its subsidiaries shall fail to pay when due any obligation, whether direct or contingent, for Indebtedness, or shall breach or default with respect to any term of any loan agreement, mortgage, indenture or other agreement pursuant to which such obligation was created or securing such obligation if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturing or the stated maturity of any underlying obligation, as the case may be; or

(k)	any other event occurs that has had or would reasonably be expected to have a Material Adverse Effect.

8.2.	Notice by the Company. Upon the occurrence of an Event of Default, the Company shall give the Holder prompt notice in writing of the occurrence of such Event of Default.

8.3.	Consequence of Event of Default. Upon the occurrence and during the continuance of an Event of Default, (i) upon notice pursuant to Section 2.1(a), the outstanding balance of the Principal Amount shall bear interest at the Default Rate from the date of such Event of Default and (ii) the Holder may, by notice in writing to the Company, declare the then outstanding Principal Amount of this Note, together with any accrued and unpaid interest due hereunder, to be forthwith due and payable and all such amounts shall be immediately due and payable.

SECTION 9.

CONVERSION

9.1.	Optional Conversion. In the event the Merger Agreement is terminated and at the sole option of the Holder, the outstanding Principal Amount, plus accrued but unpaid interest on this Note shall be convertible into the Company’s Common Stock (the “Common Stock”) at a conversion price equal to $0.54 per share (the “Optional Conversion Price”).

(a)	Optional Conversion Notice to Company. To effectuate an optional conversion, Holder must complete the attached Optional Conversion Notice Addendum (the “Addendum”), and deliver the original of this Note (or an affidavit of loss reasonably acceptable to the Company) and the executed Addendum to the Company. Subject to the terms below, the conversion will be effective Two (2) Business Days following the Company’s receipt of the original of this Note (or affidavit of loss) and the Addendum (the “Optional Conversion Date”). No fractions of Common Stock will be issued upon the conversion of this Note. Any fractional amount will be rounded up. The Common Stock to be issued pursuant to any optional conversion hereunder is sometimes referred to herein as “Optional Conversion Shares”.

(b)	Adjustments. The Optional Conversion Price is subject to adjustment if the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Optional Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon conversion of this Note shall be proportionately adjusted such that the aggregate Optional Conversion Price of this Note shall remain unchanged. Any adjustment made pursuant to this Section 9.1(b) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(c)	Notice to Holders.

(i)	Adjustment to Optional Conversion Price. Whenever the Optional Conversion Price is adjusted pursuant to any provision of this Section 9, the Company shall promptly mail to the Holder a notice setting forth the Optional Conversion Price after such adjustment and any resulting adjustment to the number of Optional Conversion Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)	Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear in the records of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

9.2.	Mandatory Conversion. If the Maturity Date occurs at any time following the closing of the Merger Agreement, this Note shall automatically convert into common stock of the Company at a per share conversion price equal to the per share acquisition price of the Company’s common stock as provided under the terms of the Merger Agreement.

9.3.	Rights as a Stockholder. Unless and until this Note is converted in accordance with the terms hereof, Holder shall not be entitled to vote or receive distributions or be deemed the holder of any securities of the Company which may at any time be issuable upon the conversion of this Note for any purpose, nor shall anything contained herein be construed to confer upon Holder, as such, any of the rights of a stockholder of the Company or any right to vote as a stockholder of the Company or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of equity securities of the Company, reclassification of equity securities of the Company, consolidation, merger, transfer of assets or otherwise) or to receive notice of meetings, or to receive distributions or subscription rights or otherwise unless and until this Note is converted in accordance with the terms hereof.

SECTION 10.

GOVERNING LAW; JURISDICTION

10.1.	Governing Law and Jurisdiction.

(a)	Governing Law. This Note (including any claim or controversy arising out of or relating to this Note) shall be construed and governed by and in accordance with the laws of the State of Florida without regard to conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(b)	Consent to Jurisdiction and Service. Each of the Company and the Holder hereby irrevocably submits to the personal jurisdiction of the courts of Broward County, State of Florida and the Federal courts of the United States of America located Broward County, State of Florida solely in respect of the interpretation and enforcement of the provisions of this Note, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Note may not be enforced in or by such courts, and each of the Company and the Holder irrevocably agrees that all claims relating to such action, proceeding, or transactions shall be heard and determined in such a Florida State or Federal court. Each of the Company and the Holder hereby consents to and grants any such court jurisdiction over the person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

SECTION 11.

MISCELLANEOUS

11.1.	Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

(a)	if to the Company, to:

eDiets.com, Inc.

555 SW 12th Avenue, Suite 210

Pompano Beach, Florida 33069

Attention: VP Finance

Fax: 954 333 3715

(b)	if to the Holder, to:

As Seen On TV, Inc.

14044 Icot Blvd.

Clearwater, Florida 33760

Attention: Dennis Healey, Chief Financial Officer

Fax: (727) 330-7843

with a copy (which shall not constitute notice) to:

Pearlman Schneider LLP,

2200 Corporate Blvd., N.W., Suite 210

Boca Raton, Florida 33431

Attention: Brian Pearlman, Esq.

Fax: (561) 362-9612

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; Two (2) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

11.2.	Amendments; Waivers. This Note may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Holder. Except as expressly agreed in writing by the Holder, no extension of time for payment of this Note, or any installment hereof, and no alternation, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of the Company under this Note.

11.3.	Expenses. All of the Holder’s costs of enforcing its rights hereunder, including any costs of collection, administering the Note, addressing any requests for amendments or waivers and any reasonable attorney’s fees in connection therewith, shall be paid by the Company.

11.4.

Indemnification. The Company agrees to defend, protect, indemnify and hold harmless the Holder and its subsidiaries and their officers, directors, trustees, employees, agents and advisors (collectively called the “Indemnitees”) from and against any and all claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, but excluding income, franchise and similar Taxes of an Indemnitee) incurred by such Indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to or in connection with any of the following: (a) the Holder’s furnishing of funds to the Company under this Note, (b) any matter relating to the financing transactions contemplated by this Note, (c) any claim, litigation, investigation or administrative or judicial proceeding in connection with any transaction contemplated in, or consummated under, the Note or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Company shall not have any obligation to any Indemnitee under this Section 11.4 for any Indemnified Matter to the extent resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees shall be due and payable promptly after demand therefor. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.4 may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of this Note.

11.5.	Waiver. The Company hereby waives diligence, presentment, protest and demand, notice of protest, notice of dishonor, notice of nonpayment and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note.

11.6.	Entire Agreement. This Note and the Merger Agreement constitute the entire agreement of the Company and the Holder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Company and the Holder with respect to the subject matter hereof.

11.7.	Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Note and record the name and address of the Holder. The Holder shall notify the Company of any change of name or address and promptly after receiving such notification the Company shall record such information in such register.

11.8.	Transfer. This Note and all rights hereunder may not be assigned, pledged, encumbered or otherwise transferred by the Holder under any circumstances unless the Company has consented in writing to such assignment, pledge, encumbrance or transfer.

11.9.	Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10.	Severability. If any provision of this Note shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Note shall not be affected thereby.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officer or director thereunto duly authorized, on the date first above written.

eDiets.com, Inc.

By:	/s/ Kevin A. Richardson, II
Name: Kevin A. Richardson, II Title: Chairman

AGREED AND ACCEPTED:

As Seen On TV, Inc.

By:	/s/ Dennis W. Healey
Name: Dennis W. Healey Title: Chief Financial Officer

ACKNOWLEDGED

/s/ Kevin A. Richardson, II
Kevin A. Richardson, II

/s/ Lee S. Isgur
Lee S. Isgur

Annex A

Form of Officer’s Certificate

CERTIFICATE OF EDIETS.COM, INC.

This Certificate is delivered in connection with that certain Promissory Note, dated November 16, 2012 (as amended, the “Note”), delivered by eDiets.com, Inc., a Delaware corporation, to As Seen On TV, Inc., a Florida corporation. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given such terms in the Note.

The undersigned, [insert name of officer], on behalf of the Company, in his capacity as an officer of the Company and not in his personal capacity, does hereby certify that:

(a) the representations and warranties of the Company set forth in Section 6 of the Note are true and correct in all respects on and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b) the Company has performed in all material respects all obligations required to be performed by it under the Note on or prior to the date hereof; and

(c) no Event of Default or default that with the passage of time would constitute an Event of Default exists, or would result from the proposed draw or from the application of the proceeds therefrom.

IN WITNESS WHEREOF, I have hereunto set my hand as of the                                      day of                                                   [insert date of proposed draw].

By:
Name: Title:

Optional Conversion Notice Addendum

                                                                                      , the registered holder of this Secured Promissory Note, issued                         , 2012, hereby gives notice of the conversion of all outstanding principal and accrued interest into Common Stock of eDiets.com, Inc. at a conversion price equal to $                         per share.

Holder:

(Print Name)

Signature Date: